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Exhibit 5.5

Dated effective as of October 24, 2011

SHEPPARD MULLIN RICHTER & HAMPTON LLP
30 Rockefeller Plaza
New York, New York 10112

  RE:
  Request for Reliance upon Greenberg Traurig Opinion, dated effective as of July 27, 2011, addressed to Jefferies & Company, Inc., as Representative of the Initial Purchasers

Ladies and Gentlemen:

        Reference is made to our legal opinion letter dated July 27, 2011 ("the Opinion"), a copy of which is attached hereto in Exhibit A, which is addressed to Jefferies & Company, Inc., as Representative of the Initial Purchasers, and Wilmington Trust FSB, as Trustee named in the Purchase Agreement dated as of July 14, 2011, among the Company, the guarantors party thereto and the several Initial Purchasers named therein.

        This letter shall confirm that you are permitted to rely on the Opinion as to the matters expressly set forth therein, solely as of the date of the Opinion and subject to the assumptions and qualifications stated therein.

        This letter does not constitute a reaffirmation of the Opinion as of the date hereof or a confirmation that there has been no change in relevant law or facts since the date thereof. We are furnishing this confirmation to you solely for your benefit related to the filing of a Registration Statement on Form S-4 on behalf of Kratos Defense & Security Solutions, Inc. in connection with a proposed exchange offer for the Notes, as defined in the Purchase Agreement, and the Opinion may not be relied upon by you for any other purpose and may not be quoted to, relied on by, nor may copies be delivered to, any other person or entity without our prior written consent.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP
GREENBERG TRAURIG, LLP

 EXHIBIT A

July 27, 2011 Opinion

[See Attached Pages]

Dated effective as of July 27, 2011

JEFFERIES & COMPANY, INC.
    As Representative of the
    Initial Purchasers listed in
    Schedule A hereto (together, the "Initial Purchasers")
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

The other Initial Purchasers listed on Schedule A hereto

WILMINGTON TRUST FSB
CCS-Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544

Ladies and Gentlemen:

        We have acted as special Arizona counsel to Henry Bros. Electronics, L.L.C, an Arizona limited liability company ("Henry Bros."), for purposes of preparing this opinion letter, which is being furnished to you pursuant to your request.

        In connection with this opinion letter, we have reviewed copies of the following documents:

          1.     Registration Rights Agreement, dated July 27, 2011, by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Issuer"), Henry Bros., the other subsidiaries of the Issuer party thereto and the Initial Purchasers (the "Registration Rights Agreement");

          2.     Purchase Agreement, dated July 14, 2011, by and among the Issuer, Henry Bros., the other subsidiaries of Issuer party thereto, and the Initial Purchasers (the "Purchase Agreement").

          3.     The Articles of Organization of Henry Bros., dated April 13, 1999, executed by Robert Garrison, a member of Henry Bros., and filed with the Arizona Corporation Commission (the "ACC") on April 14, 1999, at File No. L0872237-0, as amended by (i) the Articles of Amendment, dated May 30, 2001, executed by Patrick Warner, as a member of Henry Bros., and Robert Garrison, as a former member of Henry Bros., and filed with the ACC on June 4, 2001, at File No. L0872237-0, and (ii) the Articles of Amendment, filed with the ACC on November 6, 2002, at File No. L-0872237-0, each as certified by the ACC on April 25, 2011 (collectively, the "Articles of Organization").

          4.     Unanimous Written Consent of the Sole Member of Henry Bros., dated as of July 12, 2011, executed by Henry Bros. Electronics, Inc., as the sole member of Henry Bros.

          5.     A Secretary's Certificate executed by officers of Henry Bros. attached hereto as Exhibit A, together with the respective exhibits referred to therein (which exhibits are omitted here for brevity) dated as of July 27, 2011.

          6.     A Certificate of Good Standing of Henry Bros., dated July 20, 2011, issued by the ACC (the "Good Standing Certificate").

        The documents listed above as items 1 through 6 are collectively referred to herein as the "Documents". The documents listed above as items 1 and 2 are collectively referred to herein as the "Indenture Documents". Capitalized terms used but not defined in this opinion letter have the respective meanings given to them in the Purchase Agreement.

        In addition to the Documents, we have also examined such other documents and certificates and made such investigations as we have deemed necessary in connection with the opinions hereinafter set forth.

        Based on the foregoing and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:

          1.     Henry Bros. is a limited liability company validly existing under the Arizona Limited Liability Company Act.

          2.     Henry Bros. has the requisite limited liability company power and limited liability company authority to carry out the terms and conditions applicable to it under the Indenture Documents. The execution, delivery and performance of the Indenture Documents by Henry Bros. have been duly authorized by all requisite limited liability company action on the part of Henry Bros.

          3.     The execution and delivery by Henry Bros. of the Indenture Documents and the consummation by Henry Bros. of the transaction contemplated by the Indenture Documents will not violate (i) the provisions of the Articles of Organization or (ii) any applicable Arizona law, rule or regulation affecting Henry Bros.

          4.     No consent, approval, authorization, or other action by, or filing with, any Arizona state or local governmental authority is required in connection with the execution and delivery by Henry Bros. of the Indenture Documents and the consummation by Henry Bros. of the transaction contemplated by the Indenture Documents, except those contemplated by the Registration Rights Agreement.

          5.     The Indenture Documents have been duly executed and delivered by Henry Bros.

          6.     You have requested that we advise you whether an Arizona court would give effect to the choice of law provision in the Indenture Documents in favor of the law of the State of New York. The Supreme Court of Arizona has consistently ruled that where it is not bound by a previous decision or by legislative enactment, it will follow the rules in the Restatements of the Law, including, without limitation, the Restatements of Conflict of Laws. Smith v. Normart, 51 Ariz. 134, 75 P.2d 38 (1938); Western Coal & Min. Co. v. Hilvert, 63 Ariz. 171, 160 P.2d 331 (1945); Burr v. Renewal Guaranty Corp., 105 Ariz. 549, 468 P.2d 576 (1970); and Taylor v. Security National Bank, 20 Ariz. App. 504, 514 P.2d 257 (1973); In re Levine, 145 Ariz. 185, 700 P.2d 883 (Ariz. App. 1985); Cardon v. Cotton Lane Holdings, 173 Ariz. 203, 841 P.2d 198 (1992). Section 187 of the Restatement (Second) Conflict of Laws provides that the parties to a contract may stipulate their choice of law to govern the contract and that the laws of the state chosen will be applied unless (i) the particular issue is one that the parties could not have resolved by an explicit provision in their agreement directed to that issue and (ii) either:

            (a)   The chosen state has no substantial relationship to the parties or the transaction and there is no other reasonable basis for the parties' choice; or

            (b)   Application of the law of the chosen state would be contrary to a fundamental policy of a state that 'has a materially greater interest than the chosen state in the determination of the particular issue and that, under the rule of Section 188 of the Restatement (Second) Conflict of Laws, would be the state of applicable law in the absence of an effective choice of law by the parties.

        Based on the facts concerning the negotiation of the Indenture Documents, we believe that an Arizona court should give effect to the choice of law provisions in the Documents in favor of the law of the State of New York.

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        The opinions set forth in this letter are subject to the following assumptions, qualifications and limitations:

          1.     This opinion incorporates by reference, and is to be interpreted in accordance with, the First Amended and Restated Report of the State Bar of Arizona Business Law Section Committee on Rendering Legal Opinions in Business Transactions, dated October 20, 2004.

          2.     Our opinion 1 herein is based solely on the Good Standing Certificate.

          3.     We note that this letter is limited in scope and expresses no opinion regarding the validity or binding effect of the Indenture Documents or the remedies available for the enforcement thereof, and accordingly this opinion letter omits other assumptions, limitations, qualifications and exclusions that might otherwise be required in connection with such additional opinions.

          4.     We did not physically attend the closing or witness the execution or delivery of any Indenture Documents, and have only reviewed copies of the executed Indenture Documents provided to us by others present at the closing of the transaction.

          5.     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures not witnessed by us and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the Indenture Documents reviewed by us contain the entire agreement of the parties with respect to the Indenture Documents and the agreements and transactions contemplated thereby and that there are no other oral or written agreements between the parties that would modify the Indenture Documents. We have also assumed that the execution and delivery of each and all of the Documents are free from any form of fraud, misrepresentation, mistake of fact, duress or criminal activity.

          6.     Except for Henry Bros., we have assumed that each other party to the Indenture Documents has the requisite power and authority to enter into and perform its respective obligations under the Indenture Documents and has duly authorized and executed and delivered the Indenture Documents, and that the Indenture Documents are valid, binding and enforceable against such other parties.

          7.     As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and by representatives of Henry Bros. and the factual representations and warranties set forth in the Documents. We have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other factual information set forth in the Documents or otherwise furnished to any party or with respect to any other tax, accounting or financial matters and accordingly, we express no opinion with respect thereto.

          8.     While certain members of this firm are admitted to practice in other jurisdictions, for purposes of this opinion letter we have not examined any laws other than the laws of the State of Arizona, nor have we consulted with members of this firm who are admitted in other jurisdictions with respect to the laws of such jurisdictions; accordingly, the foregoing opinions apply only with respect to said laws examined by us and we express no opinion with respect to the laws of any other jurisdiction.

          9.     This opinion letter is rendered as of the effective date set forth above, and we express no opinion regarding, nor do we undertake to advise you of, any change in laws, facts, circumstances or events which may occur after that date.

          10.   This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. In particular, we have rendered no opinion herein with respect to: (a) any state tax laws or regulations (other than as

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  expressly provided herein); (b) any ordinance or regulation of any county, municipality, township or other political subdivision of the State of Arizona; (c) any pension and employee benefit laws and regulations; (d) any state or federal antitrust and unfair competition laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (e) any state laws or regulations concerning filing or notice requirements; (f) compliance with fiduciary duty requirements; (g) any state environmental laws or regulations; (h) any state securities laws or regulations; (i) any state telecommunication laws or regulations; (j) any state racketeering laws or regulations (e.g., RICO); (k) any state health and safety laws or regulations; (l) any state labor laws or regulations; (m) any state laws, regulations and policies concerning national emergency, anti-terrorism, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; (n) any other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (o) any federal bankruptcy laws, or (p) usury laws.

          11.   The Articles of Amendment, filed with the ACC on November 6, 2002, at File No. L-0872237-0 (the "2002 Articles of Amendment"), appear incomplete. Certain pages of the 2002 Articles of Amendment may not have been filed or may have been misplaced by the ACC. Our opinions are limited by the impact, if any, of additional pages to the 2002 Articles of Amendment that we have not reviewed.

          12.   Our opinion 6 herein assumes that (i) the principal places of business of the Initial Purchasers are located the State of New York, (ii) all payments made to the Initial Purchasers will be made to their principal places of business, and (iii) the negotiations and execution of the Indenture Documents took place in the State of New York.

        This opinion letter is rendered solely for the benefit of the addressees of this letter (together with their respective permitted successors, assigns, and transferees) and may not be relied upon by any other person without our prior written consent. This opinion letter is not to be quoted or otherwise referred to in any financial statements or any other document, nor filed with or furnished to any governmental agency or other person, without our prior written consent.

Very truly yours,
/s/ GREENBERG TRAURIG, LLP GREENBERG TRAURIG, LLP

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Schedule A

Initial Purchasers

Jefferies & Company, Inc.

KeyBanc Capital Markets Inc.

B. Riley & Co., LLC

Exhibit A

Secretary's Certificate

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  Exhibit 5.5
EXHIBIT A July 27, 2011 Opinion [See Attached Pages]
Schedule A Initial Purchasers
Exhibit A Secretary's Certificate